   As filed with the Securities and Exchange Commission on July 18, 2000
                                            Registration Statement No. 333-37606
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ----------------
                      3-Dimensional Pharmaceuticals, Inc.
             (Exact name of Registrant as specified in its charter)
        Delaware                     2834                    23-2716487
     (State or other           (Primary Standard            (IRS Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or       Classification Code No.)
      organization)

                     Eagleview Corporate Center, Suite 104
                               665 Stockton Drive
                                Exton, PA 19341
                                  610-458-8959
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                           David C. U'Prichard, Ph.D.
                            Chief Executive Officer
                      3-Dimensional Pharmaceuticals, Inc.
                     Eagleview Corporate Center, Suite 104
                               665 Stockton Drive
                                Exton, PA 19341
                                  610-458-8959
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                   Copies to:
         Randall B. Sunberg                         Jeffrey E. Cohen
     Morgan, Lewis & Bockius LLP                    Coudert Brothers
         1701 Market Street                    1114 Avenue of the Americas
       Philadelphia, PA 19103                    New York, NY 10036-7703
           (215) 963-5000                            (212) 626-4400
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The expenses (other than underwriting discounts and commissions) payable in connection with this offering are as follows:

   Securities and Exchange Commission registration fee............. $   18,480
   NASD filing fee.................................................      7,500
   Nasdaq filing fee...............................................    100,000
   Printing and engraving expenses.................................    200,000
   Legal fees and expenses.........................................    400,000
   Accounting fees and expenses....................................    100,000
   Blue Sky fees and expenses (including legal fees)...............     10,000
   Transfer agent and rights agent and registrar fees and
    expenses.......................................................     25,000
   Miscellaneous...................................................    139,020
                                                                    ----------
     Total......................................................... $1,000,000
                                                                    ==========

  All expenses are estimated except for the SEC fee and the NASD fee.

Item 14. Indemnification of Directors and Officers

  The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's bylaws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is a director or officer of the Registrant, against all liability and loss suffered and expenses reasonably incurred by such person in connection with such proceeding. Such indemnification is mandatory under the Registrant' bylaws as to expenses reasonably incurred. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant currently has a directors' and officers' liability insurance policy.

  The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to the form of Underwriting Agreement which will be filed by amendment as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities

  Since our inception, we have issued the following securities that were not registered under the Act (all amounts are on a pre-split basis and are as of June 30, 2000):

  Since our inception, we have issued an aggregate of 2,730,395 shares of common stock, par value $0.001 per share. These shares include 11,974 shares of common stock issued in July 1996 at a purchase price per share of $0.01 for a total of $120, 1,113,088 shares of common stock issued upon exercise of options granted under our equity compensation plan at a weighted average exercise price of $0.62 per share and 2,170,500 shares of common stock issued in the form of restricted stock grants under our equity compensation plan at a weighted average purchase price of $0.24 per share, of which 565,167 shares have been repurchased by the Company. All such sales and issuances were deemed to be exempt from registration under Section 4(2) of the Act and/or Rule 701, or Regulation D or Regulation S promulgated thereunder.

  Since our inception we have also issued an aggregate of 36,922,488 shares of preferred stock, par value of $0.001 per share. These shares include (i) 6,686,986 shares of series A-1 preferred stock prior to 1996 at a purchase price per share of $1.00, for a total of approximately $6.7 million; (ii) 4,333,990 shares of series A-2 preferred stock issued in October 1996 at a purchase price per share of $1.25, for a total of approximately $5.4 million;
(iii) 10,304,264 shares of series A-3 preferred stock issued in March 1997 at a purchase price per share of $1.21, for a total of approximately $12.5 million;
(iv) 4,000,000 shares of series A-4 issued in January 1998 at a purchase price per share of $2.60 for a total of approximately $10.4 million; (v) 9,572,248 shares of series A-5 preferred stock issued in March 2000 at a purchase price per share of $3.00, for a total of approximately $28.7 million, which amount includes 3,451,165 shares issued upon the conversion of convertible promissory notes issued in November 1999; (vi) 1,000,000 shares of series B preferred stock issued in October 1996 at a purchase price per share of $2.25 for a total of approximately $2.3 million; (viii) 400,000 shares of series C preferred stock issued in June 1997 at a purchase price per share of $2.50 for a total of approximately $1.0 million; and (ix) 625,000 shares of series D preferred stock issued in May 2000 at a purchase price per share of $8.00 for a total of approximately $5.0 million. All such sales and issuances were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S promulgated thereunder.

  Since our inception, we have issued warrants to purchase a total of 4,932,600 shares of common stock and 239,475 shares of series A-1 preferred stock which will either be exercised prior to the completion of this offering or become exercisable for 239,475 shares of common stock upon the completion of this offering.

  The warrants we have issued consist of warrants to purchase a total of 1,320,000 shares of common stock issued prior to 1997 at an exercise price of $0.01 per share, including warrants to purchase 11,974 shares which were exercised in July 1996, and warrants to purchase (i) 3,500,000 shares of common stock at an exercise price of $1.25 per share issued in November 1999; (ii) 12,600 shares of common stock at an exercise price of $2.50 per share issued in June 1997; (iii) 239,475 shares of series A-1 preferred stock, which will either be exercised prior to the completion of this offering or become exercisable for 239,475 shares of common stock at an exercise price of $1.00 per share reissued in July 1998; and (iv) 100,000 shares of common stock at an exercise price of $0.01 per share issued in March 1997. All such sales and issuances were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S promulgated thereunder.

  Under our equity compensation plan, as of June 30, 2000, 5,914,735 shares are issuable upon the exercise of options outstanding under the plan at a weighted average exercise price of $1.23 per share and 2,718,421 shares have been issued under the plan, including 706,488 shares subject to repurchase at a weighted average purchase price of $0.92 per share. For a more detailed description of our equity compensation plan, see Management--Equity Compensation Plan. In granting the options and selling the underlying securities upon exercises of the options, we are relying upon exemption from registration set forth in
Section 4(2) of the Act and/or Rule 701, Regulation D or Regulation S promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits:

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.#

  3.1 Seventh Restated Certificate of Incorporation of the Company, which is currently in effect.!

  3.2    Bylaws of the Company, which are currently in effect.!

  3.3 Form of Eighth Restated Certificate of Incorporation of the Company, to be filed prior to the closing of this offering.#

  3.4 Form of Ninth Restated Certificate of Incorporation of the Company, to become effective upon the closing of this offering.#

  3.5 Form of Amended and Restated Bylaws of the Company, to become effective upon the closing of this offering.#

  4.1    Form of Common Stock Certificate of Company.!

  5.1    Opinion of Morgan, Lewis & Bockius LLP.!

 10.1 3-Dimensional Pharmaceuticals, Inc. Equity Compensation Plan, as amended.!

 10.2    Third Amended and Restated Stockholders' Agreement by and among the
         Company and the Stockholders identified therein, dated March 31, 2000.!

 10.3    Series B Preferred Stock Purchase Agreement between the Company and
         Merck KgaA, dated October 11, 1996.!

 10.4    Series C Preferred Stock Purchase Agreement between the Company and
         American Home Products Corporation, dated June 13, 1997.!

 10.5    Series D Preferred Stock Purchase Agreement between the Company and
         Schering Berlin Venture Corporation, dated May 17, 2000.!

 10.6    Warrant to Purchase Common Stock of the Company issued to HealthCare
         Ventures III, L.P., dated November 18, 1999.!

 10.7    Warrant to Purchase Common Stock of the Company issued to HealthCare
         Ventures IV, L.P., dated November 18, 1999.!

 10.8    Warrant to Purchase Common Stock of the Company issued to Rho
         Management Trust II, dated November 18, 1999.!

 10.9    Warrant to Purchase Common Stock of the Company issued to Aetna Life
         Insurance Company, dated November 18, 1999.!

 10.10   Warrant to Purchase Common Stock of the Company issued to Henry
         Rothman, dated November 18, 1999.!

 10.11   Warrant to Purchase Common Stock of the Company issued to Abingworth
         Bioventures SICAV, dated November 18, 1999.!

 10.12   Warrant to Purchase Common Stock of the Company issued to Sentron
         Medical, Inc., dated November 18, 1999.!

 10.13   Warrant to Purchase Common Stock of the Company issued to Biotech
         Growth S.A., dated November 18, 1999.!

 Exhibit
 Number                                Description
 -------                               -----------
 10.14   Employment Offer Letter to David C. U'Prichard, dated September 1,
         1999.!

 10.15   Settlement Agreement between the Company and Scriptgen
         Pharmaceuticals, Inc., dated March 7, 2000.!@

 10.16   Research Collaboration Agreement between the Company and Biocryst
         Pharmaceuticals, Inc., dated October 18, 1996, and Amendment No.1 thereto, dated October 18, 1996.!@

 10.17   Collaborative Discovery and Lead Optimization Agreement between the
         Company and Boehringer Ingelheim Pharmaceuticals, Inc., dated December
         17, 1999.!@

 10.18   Collaborative Research and License Agreement between the Company and
         Hoechst Schering AgrEvo GmbH, now a part of Aventis Crop Science CmbH, dated October 18, 1999.!@

 10.19   Collaborative Research and License Agreement between the Company and
         E.I. DuPont de Nemours & Co., dated October 12, 1998.!@

 10.20   Collaborative Discovery and Lead Optimization Agreement between the
         Company and DuPont Pharmaceuticals Company, dated February 11, 2000.!@

 10.21   Nonexclusive Patent License Agreement between the Company and DuPont
         Pharmaceuticals Company, dated February 11, 2000.!@

 10.22   Research and License Agreement between the Company and the Heska
         Corporation, dated December 18, 1997, and Amendment No.1 thereto, dated December 18, 1997.!@

 10.23   License and Research Agreement between the Company and Schering AG,
         Germany, dated May 17, 2000.!@

 10.24   Master Loan and Security Agreement between the Company and Phoenixcor,
         Inc., dated June 18, 1998.!

 10.25   Amended and Restated Lease for Combination Office/Laboratory/Light
         Manufacturing Space at Eagleview Corporate Center Lot 28 between the
         Company and Eagleview Technology Partners, dated December 12, 1997.#

 10.26   Master Lease Agreement between the Company and Transamerica Business
         Credit Corporation, dated June 12, 1997.!

 10.27   Warrant to Purchase Common Stock of the Company issued to Transamerica
         Business Credit Corporation, dated June 12, 1997.!

 10.28 Master Lease Agreement, Loan Agreement and Subordination Agreement between the Company and Comdisco, Inc., dated March 7, 1994.!

 10.29   Warrant to Purchase Series A Preferred Stock, originally dated March
         7, 1994 and reissued to CDC Realty, Inc., dated July 21, 1998.!

 10.30   Warrant to Purchase Series A Preferred Stock, originally dated March
         7, 1994 and reissued to Gregory Stento, dated July 21, 1998.!

 10.31   Warrant to Purchase Series A Preferred Stock, originally dated April
         25, 1995 and reissued to Comdisco, Inc., dated July 21, 1998.!

 10.32   Warrant to Purchase Series A Preferred Stock, originally dated April
         25, 1995 and reissued to Gregory Stento, dated July 21, 1998.!

 10.33   Form of Warrant to Purchase Common Stock (along with Schedule of
         Holders of Certain Warrants to Purchase Common Stock).!

 Exhibit
 Number                               Description
 -------                              -----------
 10.34   3-Dimensional Pharmaceuticals, Inc. 2000 Equity Compensation Plan, to
         become effective prior to the closing of this offering.!

 10.35   DiscoverWorks(TM) Drug Discovery Collaboration Agreement and related
         DiscoverWorks Nonexclusive License and Purchase Agreement, GPCR
         License and User Agreement and PERT Internal Use License and Option
         Agreement between the Company and Bristol-Myers Squibb Company, dated
         July 7, 2000.*@

 21.1    Subsidiaries of the Registrant.!

 23.1    Consent of Richard A. Eisner & Company, LLP.!

 23.2    Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit
         5.1).!

 24.1    Power of Attorney (included on signature page).!

 27.1    Financial Data Schedule.!

--------
*  Filed herewith.
#  To be filed by amendment.
!  Previously filed.
@ Confidential treatment will be requested with respect to portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

     Schedule II--Valuation and Qualifying accounts.

  All other information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430(A) and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Pennsylvania, on July 18, 2000.

                                          3-Dimensional Pharmaceuticals, Inc.

                                                  /s/ David C. U'Prichard
                                          By___________________________________
                                                    David C. U'Prichard
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Exchange Act of 1933, this Amendment No.2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ David C. U'Prichard           Chief Executive Officer       July 18, 2000
______________________________________  and Director (Principal
         David C. U'Prichard            Executive Officer)

      /s/ Michael J. Wassil            Vice President and Chief      July 18, 2000
______________________________________  Financial Officer
          Michael J. Wassil             (Principal Financial
                                        Officer)

       /s/ Scott M. Horvitz            Vice President, Finance       July 18, 2000
______________________________________  and Administration
           Scott M. Horvitz             (Principal Accounting
                                        Officer)

      /s/ F. Raymond Salemme           President, Chief              July 18, 2000
______________________________________  Scientific Officer and
          F. Raymond Salemme            Director

                  *                    Director                      July 18, 2000
______________________________________
           Stephen Bunting

                  *                    Director                      July 18, 2000
______________________________________
           Bernard Canavan

                  *                    Director                      July 18, 2000
______________________________________
          James H. Cavanaugh

                  *                    Director                      July 18, 2000
______________________________________
           Zola P. Horovitz

                  *                    Director                      July 18, 2000
______________________________________
            David R. King

                  *                    Director                      July 18, 2000
______________________________________
             Joshua Ruch

                  *                    Director                      July 18, 2000
______________________________________
           Harold R. Werner

     /s/ David C. U'Prichard
*By______________________________
       David C. U'Prichard
   Attorney-in-fact and Agent

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.#

  3.1 Seventh Restated Certificate of Incorporation of the Company, which is currently in effect.!

  3.2    Bylaws of the Company, which are currently in effect.!

  3.3    Form of Eighth Restated Certificate of Incorporation of its Company;
         to be filed prior to the closing of this offering.#

  3.4 Form of Ninth Restated Certificate of Incorporation of the Company, to become effective upon the closing of this offering.#
  3.5 Form of Amended and Restated Bylaws of the Company, to become effective upon the closing of this offering.#

  4.1    Form of Common Stock Certificate of Company.!

  5.1    Opinion of Morgan, Lewis & Bockius LLP.!

 10.1 3-Dimensional Pharmaceuticals, Inc. Equity Compensation Plan, as amended.!

 10.2    Third Amended and Restated Stockholders' Agreement by and among the
         Company and the Stockholders identified therein, dated March 31, 2000.!

 10.3    Series B Preferred Stock Purchase Agreement between the Company and
         Merck KgaA, dated October 11, 1996.!

 10.4    Series C Preferred Stock Purchase Agreement between the Company and
         American Home Products Corporation, dated June 13, 1997.!

 10.5    Series D Preferred Stock Purchase Agreement between the Company and
         Schering Berlin Venture Corporation, dated May 17, 2000.!

 10.6    Warrant to Purchase Common Stock of the Company issued to HealthCare
         Ventures III, L.P., dated November 18, 1999.!

 10.7    Warrant to Purchase Common Stock of the Company issued to HealthCare
         Ventures IV, L.P., dated November 18, 1999.!

 10.8    Warrant to Purchase Common Stock of the Company issued to Rho
         Management Trust II, dated November 18, 1999.!

 10.9    Warrant to Purchase Common Stock of the Company issued to Aetna Life
         Insurance Company, dated November 18, 1999.!

 10.10   Warrant to Purchase Common Stock of the Company issued to Henry
         Rothman, dated November 18, 1999.!

 10.11   Warrant to Purchase Common Stock of the Company issued to Abingworth
         Bioventures SICAV, dated November 18, 1999.!

 10.12   Warrant to Purchase Common Stock of the Company issued to Sentron
         Medical, Inc., dated November 18, 1999.!

 10.13   Warrant to Purchase Common Stock of the Company issued to Biotech
         Growth S.A., dated November 18, 1999.!

 10.14   Employment Offer Letter to David C. U'Prichard, dated September 1,
         1999.!

 10.15   Settlement Agreement between the Company and Scriptgen
         Pharmaceuticals, Inc., dated March 7, 2000.!@

 Exhibit
 Number                                Description
 -------                               -----------
 10.16   Research Collaboration Agreement between the Company and Biocryst
         Pharmaceuticals, Inc., dated October 18, 1996, and Amendment No.1 thereto, dated October 18, 1996.!@

 10.17   Collaborative Discovery and Lead Optimization Agreement between the
         Company and Boehringer Ingelheim Pharmaceuticals, Inc., dated December
         17, 1999.!@

 10.18   Collaborative Research and License Agreement between the Company and
         Hoechst Schering AgrEvo GmbH, now a part of Aventis Crop Science CmbH, dated October 18, 1999.!@

 10.19   Collaborative Research and License Agreement between the Company and
         E.I. DuPont de Nemours & Co., dated October 12, 1998.!@

 10.20   Collaborative Discovery and Lead Optimization Agreement between the
         Company and DuPont Pharmaceuticals Company, dated February 11, 2000.!@

 10.21   Nonexclusive Patent License Agreement between the Company and DuPont
         Pharmaceuticals Company, dated February 11, 2000.!@

 10.22   Research and License Agreement between the Company and the Heska
         Corporation, dated December 18, 1997, and Amendment No.1 thereto, dated December 18, 1997.!@

 10.23   License and Research Agreement between the Company and Schering AG,
         Germany, dated May 17, 2000.!@

 10.24   Master Loan and Security Agreement between the Company and Phoenixcor,
         Inc., dated June 18, 1998.!

 10.25   Amended and Restated Lease for Combination Office/Laboratory/Light
         Manufacturing Space at Eagleview Corporate Center Lot 28 between the
         Company and Eagleview Technology Partners, dated December 12, 1997.#

 10.26   Master Lease Agreement between the Company and Transamerica Business
         Credit Corporation, dated June 12, 1997.!

 10.27   Warrant to Purchase Common Stock of the Company issued to Transamerica
         Business Credit Corporation, dated June 12, 1997.!

 10.28 Master Lease Agreement, Loan Agreement and Subordination Agreement between the Company and Comdisco, Inc., dated March 7, 1994.!

 10.29   Warrant to Purchase Series A Preferred Stock, originally dated March
         7, 1994 and reissued to CDC Realty, Inc., dated July 21, 1998.!

 10.30   Warrant to Purchase Series A Preferred Stock, originally dated March
         7, 1994 and reissued to Gregory Stento, dated July 21, 1998.!

 10.31   Warrant to Purchase Series A Preferred Stock, originally dated April
         25, 1995 and reissued to Comdisco, Inc., dated July 21, 1998.!

 10.32   Warrant to Purchase Series A Preferred Stock, originally dated April
         25, 1995 and reissued to Gregory Stento, dated July 21, 1998.!

 10.33   Form of Warrant to Purchase Common Stock (along with Schedule of
         Holders of Certain Warrants to Purchase Common Stock).!

 10.34 3-Dimensional Pharmaceuticals, Inc. 2000 Equity Compensation Plan, to become effective prior to the closing of this offering.!

 Exhibit
 Number                               Description
 -------                              -----------
 10.35   DiscoverWorksTM Drug Discovery Collaboration Agreement and related
         DiscoverWorks Nonexclusive License and Purchase Agreement, GPCR
         License and User Agreement and PERT Internal Use License and Option
         Agreement between the Company and Bristol-Myers Squibb Company, dated
         July 7, 2000.*@

 21.1    Subsidiaries of the Registrant.!

 23.1    Consent of Richard A. Eisner & Company, LLP.!

 23.2    Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit
         5.1).!

 24.1    Power of Attorney (included on signature page).!

 27.1    Financial Data Schedule.!

--------
*  Filed herewith.
#  To be filed by amendment.
!  Previously filed.
@ Confidential treatment will be requested with respect to portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.